Exhibit (l)
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
FOUR TIMES SQUARE
NEW YORK, NY 10036-6522
(212) 735-3000
July 22, 2011
The Gabelli Dividend & Income Trust
One Corporate Center
Rye, New York 10580-1422
   RE: The Gabelli Dividend & Income Trust Registration Statement on Form N-2
Ladies and Gentlemen:
          We have acted as special counsel to The Gabelli Dividend & Income Trust, a Delaware statutory trust (the “Fund”), in connection with the registration of common shares of the Fund (“Common Shares”), preferred shares of the Fund (“Preferred Shares”), and other securities of the Fund, having an aggregate offering price of up to $500,000,000, which are covered by the registration statement on Form N-2 (File Nos. 333-174285 and 811-21423) (the “Registration Statement”) filed by the Fund with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), as amended by Pre-Effective Amendment No. 1 to the Registration Statement being filed by the Fund herewith.
          This opinion is being furnished as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.
          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:
a)	the Registration Statement as filed with the Commission on May 17, 2011;

b)	the Pre-Effective Amendment No. 1 to the Registration Statement as filed with the Commission on July 22, 2011;

c)	the Certificate of Trust of the Fund, as filed with the Secretary of State of the State of Delaware on August 20, 2003, and a Certificate of Amendment of Trust as filed with the Secretary of State of the State of Delaware on September 12, 2007;

d)	the Second Amended and Restated Agreement and Declaration of Trust of the Fund, dated as of February 16, 2011 (the “Declaration of Trust”), and filed as an exhibit to the Registration Statement;

e)	resolutions adopted by the Board of Trustees of the Fund (the “Board of Trustees”) relating to the registration of the Common Shares and Preferred Shares and related matters.

          We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Fund and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Fund and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.
          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Fund had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and due execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion set forth below, we have assumed that the Common Shares and the Preferred Shares will be recorded on the applicable register of the Fund upon the issuance thereof. We have also assumed that the terms of the Preferred Shares will contain the provisions required by the Investment Company Act of 1940 and that the terms of the Common Shares and Preferred Shares will be consistent with the requirements for shares set forth in the Declaration of Trust. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Fund and others.
          Our opinions set forth herein are limited to Delaware statutory trust law and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such law (all of the foregoing being referred to as collectively, the “Opined on Law”). We do not express any opinion with respect to the laws of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated.
          Based upon and subject to the foregoing, we are of the opinion that, when (i) the Registration Statement as finally amended (including all necessary post-effective amendments) becomes effective under the 1933 Act; (ii) the Board of Trustees has approved the issuance of the Common Shares or the Preferred Shares, as applicable, in accordance with the Declaration of Trust and (iii) the Common Shares or the Preferred Shares, as applicable, have been issued against payment at a price per share and on such terms as determined by the Board of Trustees, the issuance and sale of the Common Shares or the Preferred Shares, as applicable, will have been duly authorized, and the Common Shares or the Preferred Shares, as applicable, will be validly issued, fully paid and nonassessable.
          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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